Filed Pursuant to Rule 424(b)(3)

Registration No. 333-211513

SYMANTEC CORPORATION

350 Ellis Street

Mountain View, California 94043

(650) 527-8000

Prospectus Supplement No. 4

(to Prospectus dated July 26, 2019)

This Prospectus Supplement No. 4 supplements the prospectus, dated July 26, 2019 (the “Prospectus”), which was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on August 6, 2019, and which forms a part of our Post-Effective Amendment No. 2 to our Registration Statement on Form S-3 on Form S-1 (Registration No. 333-211513). This Prospectus Supplement No. 4 is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in our current report on Form 8-K, filed with the Commission on August 27, 2019 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement No. 4.

The Prospectus and this Prospectus Supplement No. 4 relate to the registration of $500,000,000 in aggregate principal amount of our 2.500% Convertible Senior Notes due 2021 (the “notes”) and the shares of our common stock, par value $0.01, issuable upon conversion of the notes for resale by the selling securityholders identified in the Prospectus.

This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus.

The notes are not listed on any securities exchange. Our common stock is listed on the Nasdaq Global Select Market and trades under the symbol “SYMC.” On August 30, 2019, the closing sale price of our common stock was $23.25 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of the Prospectus, as well as those risk factors contained in the accompanying prospectus supplements and the documents included or incorporated by reference herein or therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is August 30, 2019.

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 21, 2019

Symantec Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Ellis Street, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code      (650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SYMC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retention Arrangements

On August 21, 2019, the Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors (the “Board”) of Symantec Corporation (the “Company”) approved enhanced severance and retention arrangements (the “Retention Arrangements”) for certain executives of the Company, including Vincent Pilette, the Company’s Executive Vice President and Chief Financial Officer, Scott C. Taylor, the Company’s Executive Vice President, General Counsel and Secretary and Amy L. Cappellanti-Wolf, the Company’s Senior Vice President and Chief Human Resources Officer (the “Executives”) in connection with the sale of certain assets of the Company’s enterprise security business to Broadcom Inc. as disclosed on a Current Report on Form 8-K, filed by the Company with the Securities and Exchange Commission on August 8, 2019 (the “Asset Sale Transaction”). Pursuant to the Retention Arrangements, if an Executive is employed with the Company through the closing of the Asset Sale Transaction (the “Closing”) and (i) through a transition period (the “Transition Period”), or (ii) is terminated by the Company without cause prior to the end of the Transition Period, such Executive shall be entitled to receive, effective as of the earlier of the Executive’s termination date or the end of the Transition Period (a) a cash payment equal to such Executive’s annual base salary, (b) a cash payment equal to such Executive’s target bonus (increased pro rata for any additional period of service in the Transition Period) under the Company’s Executive Annual Incentive Plan, and (c) vesting as to 50% of such Executive’s unvested equity as of the Closing (the “Unvested Equity”).

Such Executive shall also be entitled to receive between 75% and 150% acceleration of the additional 50% Unvested Equity if the average closing price of the Company’s common stock reaches predetermined levels based 50% on each of (y) a 20 consecutive business day measurement during the Transition Period and (z) a 20 consecutive business day measurement from July 1, 2020 through December 31, 2020.

The foregoing description of the Retention Arrangements is qualified in its entirety by reference to the full text of the Retention Arrangement agreements, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending October 4, 2019.

Restricted Stock Award

In connection with the Asset Sale Transaction, on August 21, 2019 the Committee also approved the removal of all vesting conditions with respect to the restricted stock award of 155,429 shares of the Company’s common stock granted to Vincent Pilette, the Company’s Executive Vice President and Chief Financial Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation

Date: August 27, 2019	By:	/s/ Scott C. Taylor
Scott C. Taylor
Executive Vice President, General Counsel and Secretary